Exhibit 10.2

May 25, 2021

Sequential Brands Group, Inc.

1407 Broadway, 38th Floor

New York, NY 10018

Attention: Lorraine DiSanto

Dear Lorraine:

Reference is hereby made to that certain Third Amended and Restated First Lien Credit Agreement dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and between Sequential Brands Group, Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to Section 6.01(b) of the Credit Agreement, as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of the Borrower, the Borrower is obligated to deliver quarterly financial statements as required by the Credit Agreement (the “Quarterly Financial Statements”), together with a Compliance Certificate as required by Section 6.02(b) of the Credit Agreement (the “Quarterly Compliance Certificate”). The failure of the Borrower to so deliver such Quarterly Financial Statements and Quarterly Compliance Certificate within ten (10) days of such due date is an Event of Default under Section 8.01(b) of the Credit Agreement. As of May [25], 2021, the Borrower has not yet delivered the Quarterly Financial Statements or the Quarterly Compliance Certificate for the Fiscal Quarter ending March 31, 2021, which each such failure constitutes a Default under the Credit Agreement (collectively, the “Existing Defaults”), and, in each case, if not so delivered on or before May 25, 2021, shall constitute an Event of Default under the Credit Agreement (collectively, the “Potential Events of Default”). The Borrower has requested that the Agent and the Required Lenders temporarily waive the Existing Defaults and the Potential Events of Default, and the Agent and the Required Lenders are willing to do so on the terms and conditions set forth herein.

Accordingly, the Agent and the Lenders parties hereto (constituting the Required Lenders) hereby waive (the “Waiver”) the Existing Defaults and the Potential Events of Default, subject to the following:

1.       The Waiver is a one-time waiver only, relates only to the Existing Defaults and the Potential Events of Default, and shall not be deemed to constitute a modification or waiver of any other provisions of the Credit Agreement or other Loan Documents. This Waiver relates solely to the matters set forth herein and shall not be deemed to be a continuing consent or waiver to any other provisions of the Credit Agreement or any other Loan Document.

Sequential Brands Groups,

Inc. May 25, 2021

2.        The Waiver will expire and be of no force and effect on June 8, 2021 (or such later date to which the Required Lenders may agree in writing, which shall include, for the avoidance of doubt, written confirmation by e-mail), unless on or before such date the Borrower shall have delivered the Quarterly Financial Statements and the Quarterly Compliance Certificate for the Fiscal Quarter ending March 31, 2021 as required by Sections 6.01(b) or 6.02(b) of the Credit Agreement, as applicable, in which case, no Default or Event of Default with respect to the Existing Defaults or the Potential Events of Default shall be deemed to have occurred or be continuing on a permanent basis.

3.        For the avoidance of doubt and notwithstanding anything herein to the contrary, during the period in which the Waiver is in effect, to the extent any provision of the Credit Agreement or any other Loan Document is qualified by, or requires the absence of, any Default or Event of Default, a Default or Event of Default shall not be deemed to have occurred for purposes of such provisions as a result of the Existing Default or the Potential Event of Default.

4.        Except as specifically set forth herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

[SIGNATURE PAGES FOLLOW]

Sequential Brands Groups,

Inc. May 25, 2021

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this letter agreement shall become a binding agreement between us.

Very truly yours,

BANK OF AMERICA, N.A., as Agent and Lender

By	/s/ Matthew Potter
Title:	Senior Vice President

Citizens Bank, n.a., as Lender

By	/s/ Madison Burns
Title:	Assistant Vice President

The foregoing is agreed to:

SEQUENTIAL BRANDS GROUP, INC.

By	/s/ Lorraine DiSanto
Title:	Lorraine DiSanto
Dated: Chief Financial Officer